Exhibit 99

Dillard's, Inc. Reports Fourth Quarter and Fiscal Year Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--March 1, 2010--Dillard's, Inc. (NYSE: DDS) (the "Company" or "Dillard's") announced operating results for the 13 and 52 weeks ended January 30, 2010. This release contains certain forward-looking statements. Please refer to the Company's cautionary statement regarding forward-looking information included below under "Forward-Looking Information".

Dillard’s Chairman of the Board and Chief Executive Officer, William Dillard, II, commented, “We are very pleased with our solid fourth quarter operating performance marked by gross margin improvement of 820 basis points of sales and continued cost reduction. Additionally, we achieved strong cash flow from operations for the year as well as notable year-over-year reductions in inventory and debt. Moving ahead, we will maintain our disciplined approach to these areas while effecting continued merchandise mix improvements to further strengthen our appeal to the Dillard’s customer.”

Highlights of the 13 and 52 weeks ended January 30, 2010 included:

  Fourth quarter net income of $79.5 million, or $1.08 per share, compared to a prior year fourth quarter net loss of $149.3 million, or $2.03 per share. Net income for the fiscal year of $68.5 million, or $0.93 per share, compared to a prior year net loss of $241.1 million, or $3.25 per share. (See further discussion of Net Income – 13 Weeks and Net Income – 52 Weeks below.)
  Improved fourth quarter merchandise gross margin performance of approximately 820 basis points of sales compared to the prior year fourth quarter. Improved fiscal year merchandise gross margin performance of approximately 410 basis points of sales.
  Fourth quarter operating expense savings of $50.8 million and fiscal year operating expense savings of $288.6 million.

  Fourth quarter net interest expense savings of $3.5 million and fiscal year net interest expense savings of $14.8 million.
  Cash flow from operations of $554.0 million for the fiscal year compared to $349.9 million for the prior fiscal year.
  An ending cash position of $341.7 million at January 30, 2010 with no short term borrowings outstanding under the Company’s $1.2 billion revolving credit facility.
  Year over year inventory reduction of $73.7 million (5%) following a prior year ending inventory reduction of 23%. Inventory in comparable stores declined 5%.

Net Income – 13 Weeks

Net income for the 13 weeks ended January 30, 2010 was $79.5 million, or $1.08 per share, compared to a net loss for the 13 weeks ended January 31, 2009 of $149.3 million, or $2.03 per share. Included in net income for the 13 weeks ended January 30, 2010 are the following items:

  non-cash pretax asset impairment and store closing charges of $3.1 million ($2.0 million after tax or $0.03 per share).
  a $5.7 million pretax gain ($3.6 million after tax or $0.05 per share) related to proceeds received from settlement of the Visa Check/Mastermoney Antitrust litigation.
  a $2.3 million pretax gain on disposal of assets related to the sale of a vacant store location ($1.5 million after tax or $0.02 per share).

Included in net loss for the 13 weeks ended January 31, 2009 are the following items:

  non-cash pretax asset impairment and store closing charges of $177.9 million ($123.9 million after tax or $1.69 per share).
  pretax hurricane-related expenses of $2.9 million ($1.8 million after tax or $0.03 per share).

Net Income – 52 Weeks

Net income for the 52 weeks ended January 30, 2010 was $68.5 million, or $0.93 per share, compared to a net loss for the 52 weeks ended January 31, 2009 of $241.1 million, or $3.25 per share. Included in net income for the 52 weeks ended January 30, 2010 are the following items:

  non-cash pretax asset impairment and store closing charges of $3.1 million ($2.0 million after tax or $0.03 per share).
  a $5.7 million pretax gain ($3.6 million after tax or $0.05 per share) related to proceeds received from settlement of the Visa Check/Mastermoney Antitrust litigation.
  a $2.3 million pretax gain on disposal of assets related to the sale of a vacant store location ($1.5 million after tax or $0.02 per share).
  a $10.6 million income tax benefit, $0.14 per share, primarily related to state administrative settlement and a decrease in a capital loss valuation allowance.
  a pretax gain on early extinguishment of debt of $1.7 million ($1.0 million after tax or $0.01 per share) related to the repurchase of certain unsecured notes.

Included in net loss for the 52 weeks ended January 31, 2009 are the following items:

  non-cash pretax asset impairment and store closing charges of $197.9 million ($136.5 million after tax or $1.84 per share).
  pretax hurricane-related expenses of $7.3 million ($4.6 million after tax or $0.06 per share).
  a pretax gain on disposal of assets of $24.8 million ($15.6 million after tax or $0.21 per share) related to the sale of a store and an aircraft.

Net Sales/Total Revenues

Net sales for the 13 weeks ended January 30, 2010 were $1.834 billion compared to net sales for the 13 weeks ended January 31, 2009 of $2.039 billion. Net sales for the 52 weeks ended January 30, 2010 were $6.095 billion compared to net sales for the 52 weeks ended January 31, 2009 of $6.831 billion. Net sales include the operations of CDI Contractors, LLC ("CDI"), a former equity method joint venture investment. The Company purchased the remaining 50% interest of CDI on August 29, 2008.

Total merchandise sales, excluding CDI, for the 13-week period ended January 30, 2010 were $1.794 billion, declining 9% compared to $1.979 billion for the 13-week period ended January 31, 2009. Merchandise sales in comparable stores declined 8% for the 13-week period ended January 30, 2010.

Total merchandise sales (excluding CDI) for the 52-week period ended January 30, 2010 were $5.890 billion, declining 13% compared to $6.743 billion for the 52-week period ended January 31, 2009. Merchandise sales in comparable stores declined 10% for the 52-week period ended January 30, 2010.

Included in total revenues for the 13 and 52-week periods ended January 30, 2010 is a $5.7 million pretax gain ($3.6 million after tax or $0.05 per share) related to proceeds received from settlement of the Visa Check/Mastermoney Antitrust litigation.

Gross Margin/Inventory

Gross margin from retail operations (which excludes CDI) improved approximately 820 basis points of sales during the 13 weeks ended January 30, 2010 compared to the 13 weeks ended January 31, 2009 due to the Company’s focused inventory management efforts which resulted in lower inventory levels and decreased markdown activity. Gross margin from retail operations for the 52-week period ended January 30, 2010 improved approximately 410 basis points of sales due to the same efforts.

Inventory in both total and comparable stores declined 5% at January 30, 2010 compared to January 31, 2009.

Advertising, Selling, Administrative and General Expenses

Advertising, selling, administrative and general expenses ("operating expenses") declined $50.8 million and $288.6 million for the 13 and 52 week periods ended January 30, 2010, respectively. The improvement is primarily the result of the Company's cost control measures combined with store closures. Notable areas of reduction during the fourth quarter of 2009 were payroll and advertising expenses.

Interest and Debt Expense

Net interest and debt expense declined $3.5 million for the 13 weeks ended January 30, 2010 compared to the 13 weeks ended January 31, 2009 primarily due to lower average debt. Interest and debt expense was $18.2 million and $21.7 million during the 13 weeks ended January 30, 2010 and January 31, 2009, respectively. Interest and debt expense for the 52 weeks ended January 30, 2010 declined $14.8 million to $74.0 million from $88.8 million during the 52 weeks ended January 31, 2009 primarily due to lower average debt.

Credit Facility

As of January 30, 2010, there were no short-term borrowings outstanding under the Company’s $1.2 billion revolving credit facility. The credit agreement expires on December 12, 2012, and there are no financial covenants under this facility provided its availability exceeds $100 million. Letters of credit totaling $89.6 million were outstanding under the revolving credit facility as of January 30, 2010.

Store Information

During the 13 weeks ended January 30, 2010, Dillard’s closed the following locations:

Center	City	Square Feet
Desoto Square Mall	Bradenton, FL	100,000
Sarasota Square	Sarasota, FL	100,000
Northgate Mall	Cincinnati, OH	185,000
Ward Parkway	Kansas City, MO	202,000

Including the activity noted above, the Company closed six underperforming stores during the fiscal year ended January 30, 2010 totaling 811,000 square feet. Dillard’s remains committed to closing underperforming stores where appropriate.

Dillard’s plans to open the following two new locations during the 2010 fiscal year:

Center	City	Open Month	Square Feet
The Village at Fairview	Fairview, TX	March	155,000
The Domain	Austin, TX	March	200,000

At January 30, 2010, the Company operated 297 Dillard's locations and 12 clearance centers spanning 29 states and an Internet store at www.dillards.com.

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (In Millions, Except Per Share Data)

	13-Week Period Ended

	January 30, 2010		January 31, 2009

		% of		% of
	Amount	Net Sales	Amount	Net Sales

Net sales	$1,834.0	-	$2,038.9	-
Total revenues	1,875.4	102.3%	2,082.3	102.1%
Cost of sales	1,229.2	67.0	1,533.6	75.2
Advertising, selling, administrative and general expenses	431.0	23.5	481.8	23.6
Depreciation and amortization	64.8	3.5	72.1	3.5
Rentals	16.0	0.9	17.4	0.9
Interest and debt expense, net	18.2	1.0	21.7	1.1
(Gain) loss on disposal of assets	(2.4)	(0.1)	0.7	0.0
Asset impairment and store closing charges	3.1	0.2	177.9	8.7
Income (loss) before income taxes and equity in (losses)
losses of joint ventures	115.5	6.3	(222.9)	(10.9)
Income taxes (benefit)	35.6		(76.0)
Equity in losses of joint ventures	(0.4)	0.0	(2.4)	(0.1)
Net income (loss)	$79.5	4.3%	$(149.3)	(7.3)%

Basic and diluted income (loss) per share	$1.08		$(2.03)
Basic weighted average shares	73.8		73.5
Diluted weighted average shares	73.8		73.5

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (In Millions, Except Per Share Data)

	52-Week Period Ended

	January 30, 2010		January 31, 2009

		% of		% of
	Amount	Net Sales	Amount	Net Sales

Net sales	$6,094.9	-	$6,830.5	-
Total revenues	6,226.6	102.2%	6,988.4	102.3%
Cost of sales	4,102.9	67.3	4,827.8	70.7
Advertising, selling, administrative and general expenses	1,644.1	27.0	1,932.7	28.3
Depreciation and amortization	262.9	4.3	284.3	4.2
Rentals	58.3	1.0	61.5	0.9
Interest and debt expense, net	74.0	1.2	88.8	1.3
Gain on disposal of assets	(3.2)	(0.1)	(24.6)	(0.4)
Asset impairment and store closing charges	3.1	0.1	197.9	2.9
Income (loss) before income taxes and equity in losses
losses of joint ventures	84.5	1.4	(380.0)	(5.6)
Income taxes (benefit)	12.7		(140.5)
Equity in losses of joint ventures	(3.3)	(0.1)	(1.6)	(0.0)
Net income (loss)	$68.5	1.1%	$(241.1)	(3.5)%

Basic and diluted income (loss) per share	$0.93		$(3.25)
Basic weighted average shares	73.8		74.3
Diluted weighted average shares	73.8		74.3

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Millions)

	January 30,	January 31,
	2010	2009
Assets
Current Assets:
Cash and cash equivalents	$341.7	$96.8
Accounts receivable, net	63.2	88.0
Merchandise inventories	1,300.7	1,374.4
Federal income tax receivable	0.2	74.4
Other current assets	43.7	53.1
Total current assets	1,749.5	1,686.7

Property and equipment, net	2,780.8	2,973.2
Other assets	76.0	85.9

Total Assets	$4,606.3	$4,745.8

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$ 676.5	$643.0
Current portion of long-term debt and capital leases	3.5	27.2
Other short-term borrowings	-	200.0
Federal and state income taxes including current
deferred taxes	89.0	43.5
Total current liabilities	769.0	913.7

Long-term debt and capital leases	770.0	781.8
Other liabilities	213.5	220.9
Deferred income taxes	349.7	378.3
Subordinated debentures	200.0	200.0
Stockholders' equity	2,304.1	2,251.1

Total Liabilities and Stockholders' Equity	$4,606.3	$4,745.8

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (In Millions)
	52-Week Period Ended
	January 30, 2010	January 31, 2009
Operating activities:
Net income (loss)	$68.5	$(241.1)
Adjustments to reconcile net income (loss) to
net cash provided by operating activities:
Depreciation and amortization of property and deferred financing cost	264.8	286.2
Deferred income taxes	(35.3)	(57.6)
Gain on disposal of property and equipment	(3.2)	(24.6)
Gain on repurchase of debt	(1.7)	-
Asset impairment and store closing charges	3.1	197.9
Loss on disposal of hurricane assets	-	3.9
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	24.8	(4.3)
Decrease in merchandise inventories	73.7	404.2
Decrease in other current assets	9.4	5.4
Decrease in other assets	8.2	12.0
Increase (decrease) in trade accounts payable and accrued expenses, other liabilities and income taxes	141.7	(232.1)
Net cash provided by operating activities	554.0	349.9
Investing activities:
Purchase of property and equipment	(75.1)	(189.5)
Proceeds from disposal of property and equipment	11.7	67.1
Acquisition, net of cash acquired	-	4.3
Net cash used in investing activities	(63.4)	(118.1)
Financing activities:
Principal payments on long-term debt and capital lease obligations	(33.9)	(199.5)
Cash dividends paid	(11.8)	(11.9)
(Decrease) increase in short-term borrowings	(200.0)	5.0
Purchase of treasury stock	-	(17.4)
Payment of line of credit fees and expenses	-	(0.1)
Net cash used in financing activities	(245.7)	(223.9)
Increase in cash and cash equivalents	244.9	7.9
Cash and cash equivalents, beginning of period	96.8	88.9
Cash and cash equivalents, end of period	$341.7	$96.8
Non-cash transactions:
Accrued capital expenditures	$6.6	$1.7
Property and equipment financed by note payable	-	23.6
Stock awards	1.7	2.1
Sale of property financed by note receivable	-	1.3

Other Information
(In Millions)

	January 30,	January 31,
	2010	2009

Square footage	53.4	54.2
Capital expenditures
13 weeks ended	25.5	16.8
52 weeks ended	83.4	188.4

Estimates for 2010

The Company is updating the following estimates for certain financial statement items for the fiscal year ending January 29, 2011 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change – See “Forward-Looking Information”.

	In millions
	2010 Estimated	2009 Actual
Depreciation and amortization	$260	263
Rental Expense	56	58
Interest and debt expense, net	74	74
Capital expenditures	100	83

Forward-Looking Information

The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount, internet, and mail-order retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; adequate and stable availability of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature. The Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the fiscal year ended January 31, 2009, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.

CONTACT:
Dillard's, Inc.
Julie J. Bull, 501-376-5965